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[ING FUNDS LETTERHEAD]

March 1, 2004

ING Senior Income Fund
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258

Re: Reduction in Fee Payable under the Service and Distribution Plan for the Class B Shares

Ladies and Gentlemen:

     Pursuant to our letter agreement dated March 1, 2003, we have waived the service fee of 0.25% of the average daily net assets payable to us under the Service and Distribution Plan for the Class B Shares of ING Senior Income Fund attributable to Class B Shares of the Fund for the period from March 1, 2003 through February 29, 2004. By this letter, we agree to continue to waive that fee for the period from March 1, 2004 through and including February 28, 2005.

     Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                       Sincerely,

                                       /s/ Michael J. Roland

                                       Michael J. Roland
                                       Executive Vice President

Agreed and Accepted:
ING Senior Income Fund


By:  /s/ Robert S. Naka
     -----------------------------
         Robert S. Naka
         Senior Vice President